EXHIBIT 99.1

Release: July 15, 2019

CP appoints Andrea Robertson and Edward R. Hamberger to its Board of Directors

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that Andrea Robertson and Edward R. Hamberger have been appointed to its Board of Directors effective July 15, 2019.

“We know Andrea and Ed will bring a breadth of experience to our board, including extensive knowledge of the transportation industry, and we are excited to have them join,” said CP Board Chair Isabelle Courville. “Board renewal is essential to the ongoing success of any company. Our board has a strong mix of new and experienced members with diverse skill sets and expertise. This diversity, together with our culture of learning and accountability, will be integral to our continued progress.”

Ms. Robertson has been president and CEO of STARS Air Ambulance since 2011. Prior to this, she spent nearly 30 years in health care, including in vice-president and senior vice-president roles with Alberta Health Services. Ms. Robertson’s expertise in health care and current leadership of STARS Air Ambulance aligns with CP’s dedication to the communities it operates in and through. Her contributions to business and community have been widely recognized. She is a member of the board of directors for the Calgary Airport Authority and was named a Women’s Executive Network (WXN) Canada’s Most Powerful Women: Top 100 winner in 2014. Ms. Robertson holds a Bachelor of Nursing and Master of Health Administration. She has completed executive fellowships at Wharton University and Ivey Business School, as well as an executive leadership program at Harvard University.

“It is my honour to join CP, a Calgary-based company vital to the North American economy and global supply chain,” said Robertson. “I am eager to forge connections between CP and the Calgary and Canadian business communities and lend my professional insight to furthering the company’s impressive dedication to safety. I look forward to serving CP’s shareholders, customers and employees and being part of the next chapter of the CP story.”

Mr. Hamberger recently retired as president and chief executive officer of the Association of American Railroads (AAR). He led the AAR for over two decades, making him the longest-tenured head of the 84-year-old organization. Mr. Hamberger has over 40 years of experience in public policy, having worked in the executive and legislative branches of the United States Government, as well as an attorney. Mr. Hamberger received his Juris Doctor and a Master of Science and Bachelor of Science in Foreign Service from Georgetown University.

“It is with great enthusiasm that I join CP’s board,” said Hamberger. “CP is crucial to the North American rail network, and it is a privilege to be part of this iconic railroad as it navigates the continued safety, technological and policy evolution of the industry. I am excited to be part of our continued growth in the years ahead.”

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR
Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca